REGISTRAR,

                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                     VAN KAMPEN MERRITT TRUST FOR INVESTMENT
                            GRADE FLORIDA MUNICIPALS

                                       and

                       STATE STREET BANK AND TRUST COMPANY

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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Article 1   Terms of Appointment; Duties of the Bank ......................   1
Article 2   Fees and Expenses .............................................   4
Article 3   Representations and Warranties of the Bank ....................   4
Article 4   Representations and Warranties of the Fund ....................   5
Article 5   Data Access and Propretary Information ........................   6
Article 6   Indemnification ...............................................   8
Article 7   Standard of Care ..............................................  11
Article 8   Covenants of the Fund and the Bank ............................  11
Article 9   Termination of Agreement ......................................  13
Article 10  Assignment ....................................................  13
Article 11  Amendment .....................................................  14
Article 12  Massachusetts Law to Apply ....................................  14
Article 13  Merger of Agreement ...........................................  14

                REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT

      AGREEMENT made as of the 20th day of March, 1992, by and between VAN KAMPEN MERRITT TRUST FOR INVESTMENT GRADE FLORIDA MUNICIPALS, a Massachusetts business trust, having its principal office and place of business at One Parkview Plaza, Oakbrook Terrace, Illinois, 60181, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

      WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities and the Bank desires to accept such appointment;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

      Article 1 Terms of Appointment; Duties of the Bank

            1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

            1.02 The Bank agrees that it will perform the following services:

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            (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                  (i) Issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

                  (ii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                  (iii) Execute transactions directly with broker-dealers
                        authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

                  (iv) Prepare and transmit payments for dividends and distributions declared by the Fund;

                  (v) Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto;

                  (vi) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and


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

                                     the Bank at its option, may issue
                                     replacement certificates in place of
                                     mutilated stock certificates upon
                                     presentation thereof and without such
                                     indemnity.

            (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent of the dividend reinvestment and cash purchase plan as described in Article 1 consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

            (c) The Bank shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Bank.


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

Article 2 Fees and Expenses

            2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

            2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

            2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3 Representations and Warranties of the Bank

            The Bank represents and warrants to the Fund that:

            3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.


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

            3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

            3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

            3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

            3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4 Representations and Warranties of the Fund

            The Fund represents and warrants to the Bank that:

            4.01 It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

            4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

            4.03 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

            4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended.

            4.05 To the extent required by federal securities laws a registration statement under the Securities Act of 1933, as amended is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

            4.06 It shall make all required filings under federal and state securities laws.

Article 5 Data Access and Proprietary Information

            5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank. The Fund agrees to treat all Proprietary Information as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

            (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

            (b) to refrain from copying or duplicating in any way the Proprietary Information;

            (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

            (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

            (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

            (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

      Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

            5.02 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

            5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

Article 6 Indemnification

            6.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

            (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

            (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

            (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received or relied upon by the Bank or its agents or subcontractors and/or furnished to it or performed by or on behalf of the Fund, and (ii) have been prepared, maintained and/or performed by the Fund or any other person or firm on behalf of the Fund.

            (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund.

            (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

            6.02 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

            6.03 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

            6.04 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

            6.05 In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. The Bank shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

Article 7 Standard of Care

            7.01 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.

Article 8 Covenants of the Fund and the Bank

            8.01 The Fund shall promptly furnish to the Bank the following:

            (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

            (b) A copy of the Declaration of Trust and By-Laws of the Fund and all amendments thereto.

            8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

            8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

            8.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

            8.05 In cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9 Termination of Agreement

            9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

            9.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) month's fees.

Article 10 Assignment

            10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

            10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

            10.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c) (1) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(1)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c) (1) or

(iii) a BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 11 Amendment

            11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

Article 12 Massachusetts Law to Apply

            12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

Article 13 Merger of Agreement

            13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                        VAN KAMPEN MERRITT TRUST FOR INVESTMENT
                                          GRADE FLORIDA MUNICIPALS

                                        BY: /s/ [Illegible]
                                           -------------------------------------
                                                       Vice President

ATTEST:

/s/ [Illegible]
--------------------------------
   Assistant Secretary


                                        STATE STREET BANK AND TRUST COMPANY

                                        BY: /s/ [Illegible]
                                           -------------------------------------
                                                       Vice President

ATTEST:

/s/ [Illegible]
--------------------------------
   Assistant Secretary

                                                            [LOGO]StateStreet(R)

                                  FEE SCHEDULE

                                       For

        VAN KAMPEN MERRITT TRUST FOR FLORIDA INVESTMENT GRADE MUNICIPALS

FEES

$7.23 per shareholder account per annum. Includes the issuance and registration of the first 5,000 credit certificates in a calendar year. Excess credits beyond 5,000 to be billed at $1.25 each within a calendar year.

For each dividend reinvestment per participant                           $ .50
For each optional cash infusion                                          $ .50

ACCOUNT MAINTENANCE SERVICES

o     Establishing new accounts

o Preparation and mailing of W-9 solicitation to new accounts without T.I.N.'s.

o     Address changes

o     Processing T.I.N. changes

o     Processing routine and non-routine transfers of ownership

o     Issuance of credit certificates (see limits)

o     Posting debit and credit transactions

o     Providing a daily transfer journal of ownership changes

o     Placing stop transfers

o     Releasing stop transfers

o     Replacing lost certificates

o     Registration of credit certificates

Fee Schedule
Page 2


DIVIDEND DISBURSEMENT SERVICES

o     Generate and mail twelve (12) dividend checks with one enclosure

o     Replace lost dividend checks

o     Processing of backup withholding and remittance

o     Preparation and filing of Federal Tax Forms 1099 and 1042

o     Preparation and filing of State Tax information as directed

o     Preparation of escheatment information (shares and dividends)

DIVIDEND REINVESTMENT SERVICES PROVIDED

o     Addressing and mailing of enrollment confirmation notice

o     Processing optional cash investments and acknowledging same

o     The monthly reinvestment of dividend proceeds for participants

o     Participant withdrawal or sell requests

o     Preparation, mailing and filing of Federal Tax Form 1099B for sales

ANNUAL MEETING SERVICE

o Preparation for the mailing of proxies, proxy statement, annual report and business reply envelope

o Providing one set of labels of banks, brokers and nominees for broker search

o     Providing record date list

o     Tabulation of returned proxies

o     Daily reporting of tabulation results

o     Interface support during solicitation effort

o     Providing one inspector of election at annual meeting

o     Providing an annual meeting voted list

Fee Schedule
Page 3


ADDRESSING AND MAILING SERVICES

o     Preparation for the addressing and mailing of three (3) quarterly reports

o Addressing and mailing new shareholder welcome materials on a bi-weekly basis

INFORMATIONAL SERVICES PROVIDED

o     One (1) complete statistical report

      -  shareholders by state
      -  shareholders by classification code
      -  shareholders by share grouping

TERM OF FEE CONTRACT

o     Two years from date of execution

o     Minimum $1,000. per month

o Escalation Clause - The per account annual fee in effect during 1994 shall be equal to the fee for 1993 increased by the lesser of (i) 6% or, (ii) the percentage increase in the U. S. Department of Labor national index of "Cost of Services Less Rent" for the year 1993. The fee for 1994-1996, after taking into effect this increase, will not change.

MISCELLANEOUS

o All out-of-pocket expenses such as postage, stationery, etc. will be billed as incurred.

ADDITIONAL SERVICES

o Services over and above this Fee Schedule will be invoiced in accordance with our current Schedule of Services.

Dated: 3/25/92
       -----------------

Van Kampen Merritt Trust for                 State Street Bank and Trust Company
Florida Investment Grade
Municipals


By: /s/ John L. [ILLEGIBLE]                  By: /s/ Charles J. Ducie, Jr.
    --------------------------------             -------------------------------

Name: John L. [ILLEGIBLE]                    Name: Charles J. Ducie, Jr.
      ------------------------------               -----------------------------

Title: Asst. Treas.                          Title: Vice President
       -----------------------------                ----------------------------

                      STATE STREET BANK AND TRUST COMPANY
                          TRANSFER AGENT'S CERTIFICATE
                    VAN KAMPEN MERRITT TRUST FOR INVESTMENT
                            GRADE FLORIDA MUNICIPALS

STATE STREET BANK AND TRUST COMPANY, Boston, Massachusetts ("State Street") certifies as follows:

1. State Street is the duly appointed Transfer Agent for the common shares of beneficial interest, par value $.0l per share (the "Common Shares"), of Van Kampen Merritt Trust for Investment Grade Florida Municipals (the "Fund").

2.    There were, prior to this date, 6,700.000 issued and outstanding Common
      Shares.

3. State Street, as Transfer Agent, issued confirmations evidencing the establishment of accounts for the ownership of 3,121,179.000 Common Shares in the names and for the respective number of Common Shares specified by Van Kampen Merritt, Inc.

4. State Street certifies that there are outstanding orders for 38,302.000 shares for which payment has not been received as of the date hereof.

5. As of the close of business on March 27, 1992, the records of State Street reflect that, after giving effect to the issuance of 3,082,877.000 Common Shares on such date, the total number of fully paid, issued and outstanding Common Shares of the Fund was 3,089,577.000.

IN WITNESS WHEREOF, STATE STREET BANK AND TRUST COMPANY has caused this certificate to be executed in its corporate name by an officer thereunto duly authorized and its corporate seal to be affixed hereto as of this 27th day of March, 1992.

STATE STREET BANK AND TRUST COMPANY


By: /s/ Phyllis A. Schroder
    -------------------------------
    Phyllis A. Schroder
    Vice President

                        CUSTODIAN'S RECEIPT OF PROCEEDS

The undersigned, as custodian for Van Kampen Merritt Trust for Investment Grade Florida Municipals (the "Fund"), hereby acknowledges receipt of (i) federal funds transfers, (ii) clearinghouse funds and (iii) other funds, in the aggregate amount of $46,243,155.00 in the account of State Street Bank and Trust Company as Custodian for the Fund.

                                        STATE STREET BANK and TRUST COMPANY


                                        By: /s/ Phyllis A. Schroder
                                            ------------------------------------
                                            Phyllis A. Schroder
                                            Vice President

As of March 27, 1992